Exhibit (d)(3)(i)

November 5, 2019

Christopher Kurtz

Vice President, Finance

Voya Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, dated November 18, 2014, as amended (the “Agreement”), between Voya Investment Management Co. LLC (the “Sub-Adviser”) and Voya Investments, LLC, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya Corporate Leaders® 100 Fund II (to be named Voya Corporate Leaders® 100 Fund), Voya Global Multi-Asset Fund II (to be named Voya Global Multi-Asset Fund), Voya Mid Cap Research Enhanced Index Fund II (to be named Voya Mid Cap Research Enhanced Index Fund), and Voya Small Company Fund II (to be named Voya Small Company Fund) (collectively, the “Funds”), each a newly established series of Voya Equity Trust, effective on November 5, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Funds to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fee rate indicated for the Funds, is attached hereto.

Please signify your acceptance to act as Sub-Adviser to the aforementioned Funds under the Agreement with respect to the Funds by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
Voya Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	Vice President, Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Corporate Leaders® 100 Fund II (to be named Voya Corporate Leaders® 100 Fund)	0.1800% on all assets

Voya Global Multi-Asset Fund II (to be named Voya Global Multi-Asset Fund)

Direct Investments(1)
0.3600% on first $500 million;
0.3490% on next $500 million;
0.3380% on next $500 million;
0.3260% on next $500 million; and
0.3150% over $2 billion

Other Investments(2)
0.1350%

Underlying Funds(3)
0.0200%

Voya Large-Cap Growth Fund	0.2295% on all assets

(1)         “Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

(2)         “Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

(3)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect as of the date of this contract.

Series	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Large Cap Value Fund	0.2925% on all assets

Voya MidCap Opportunities Fund	0.3375% on the first $500 million; 0.3150% on the next $400 million; 0.2925% on the next $450 million; and 0.2700% on assets in excess of $1.350 billion

Voya Mid Cap Research Enhanced Index Fund II (to be named Voya Mid Cap Research Enhanced Index Fund)	0.2030% on first $500 million; 0.1910% on next $250 million; 0.1800% on next $1.25 billion; and 0.1690% over $2 billion

Voya Small Company Fund II (to be named Voya Small Company Fund)	0.3830% on first $250 million; 0.3600% on next $250 million; 0.3490% on next $250 million; 0.3380% on next $1.25 billion; and 0.3260% over $2 billion

Voya SmallCap Opportunities Fund	0.4050% on the first $250 million; 0.3600% on the next $250 million; 0.3375% on the next $250 million; and 0.3280% on assets in excess of $750 million

Voya SMID Cap Growth Fund	0.3800% on all assets

Voya U.S. High Dividend Low Volatility Fund	0.2000% on all assets

Effective Date:  November 5, 2019, to reflect the addition of Voya Corporate Leaders® 100 Fund II (to be renamed Voya Corporate Leaders® 100 Fund), Voya Global Multi-Asset Fund II (to be renamed Voya Global Multi-Asset Fund), Voya Mid Cap Research Enhanced Index Fund II (to be renamed Voya Mid Cap Research Enhanced Index Fund), and Voya Small Company Fund II (to be renamed Voya Small Company Fund).